AnorMED Inc. 200 – 20353 64th Ave Langley, British Columbia Canada V2Y 1N5	TEL (604) 530-1057 FAX (604) 530-0976 www.anormed.com
NEWS RELEASE
APPROVAL OF FOSRENOL IN GERMANY TRIGGERS
U.S.$3 MILLION PAYMENT TO ANORMED

For Immediate Release:	September 18, 2006
Vancouver, British Columbia — AnorMED Inc. (NASDAQ:ANOR; TSX:AOM) today announced that under the terms of an existing agreement, AnorMED will receive a U.S.$3 million milestone payment from Shire Pharmaceuticals Group, plc based on the recent licensing approval received in Germany by Shire to sell FOSRENOL as a treatment for high phosphate levels in the blood, which occurs in patients undergoing dialysis as a result of chronic kidney failure.
“We are pleased with the further marketing approval granted for FOSRENOL, which was the first product discovered by AnorMED approved for marketing,” said Paul Brennan, AnorMED’s Acting President and Vice President of Business Development. “Our productive R&D team continues to be a valuable asset for our Company and has generated a substantial product pipeline for future development and commercialization.”
In March 2004, AnorMED sold the global patent rights for FOSRENOL to Shire. Under the terms of the agreement Shire agreed to pay AnorMED U.S.$18 million when FOSRENOL was approved in the United States and U.S.$7 million when FOSRENOL was approved in the relevant European countries. This agreement was also extended to include a U.S.$6 million payment to AnorMED upon regulatory approval in Japan. In consideration of these payments, Shire’s royalty obligations to AnorMED would cease throughout the world. To date AnorMED has received U.S.$19 million upon U.S. and E.U. approvals. In addition to the U.S.$3 million milestone payment on German approval, the Company is eligible to receive a further U.S.$3 million milestone payment upon the first approval in one of four additional specified E.U. countries and a U.S.$6 million payment to AnorMED upon regulatory approval in Japan.
More information and where to find it
On September 5, 2006, AnorMED filed with the United States and Canadian securities regulatory authorities a Directors’ Circular and Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 in which AnorMED’s Board of Directors recommended that shareholders reject the September 1, 2006 hostile offer from Dematal Corp., a wholly-owned subsidiary of Genzyme Corporation. The Circular describes the reasons for the Board’s recommendation that shareholders reject the Genzyme Offer. Investors and shareholders are strongly advised to read the Directors’ Circular and Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, as well as any amendments and supplements to those documents, because they contain important information. Investors and shareholders may obtain a copy of the Directors’ Circular at www.sedar.com and the Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 from the SEC website at www.sec.gov. Free copies of these documents can also be obtained by directing a request to AnorMED’s Secretary at Suite 200 — 20353 64th Avenue, Langley, British Columbia, Canada V2Y 1N5; telephone (604) 530-1057. Other reports filed by or furnished by AnorMED to the SEC and applicable securities commission in Canada may also be obtained free of charge at www.sec.gov, www.sedar.com or from AnorMED’s Secretary. More information about AnorMED is available online at www.anormed.com. YOU SHOULD READ THE DIRECTORS’ CIRCULAR OR TENDER OFFER SOLICITATION/RECOMMENDATION STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE GENZYME OFFER.
About AnorMED Inc.
AnorMED is a chemistry-based biopharmaceutical company focused on the discovery, development and commercialization of new therapeutic products in the areas of hematology, oncology and HIV, based on the Company’s research into chemokine receptors.
The Company’s product pipeline includes MOZOBIL, currently in pivotal Phase III studies in cancer patients undergoing stem cell transplants; AMD070, currently in proof-of-principle Phase I/II studies in HIV patients; and several novel classes of compounds in pre-clinical development that target specific chemokine receptors known to be involved in a variety of diseases.

Upcoming product announcements
AnorMED expects to release in the first half of 2007, top-line data from two pivotal Phase III studies for the use of MOZOBIL in cancer patients undergoing stem cell transplantation. Based on successful results of these studies, the Company plans to file a new drug application (“NDA”) for marketing approval with the FDA in the second half of 2007 and with Canadian and European regulators in 2008. Additional data relating to MOZOBIL is expected to be presented at the American Society of Hematology (“ASH”) meeting scheduled to be held in Orlando, Florida from December 9 to 13, 2006.
In the next few months, the Company also expects to initiate clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients. In February 2007, the Company expects to present updated clinical data on the development of AMD070 in HIV patients at the Conference on Retroviruses and Opportunistic Infections (“CROI”) scheduled to be held in Los Angeles, California.
FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, and forward looking information within the meaning of applicable securities laws in Canada, (collectively referred to as “forward-looking statements”). Statements, other than statements of historical fact, are forward-looking statements and include, without limitation, statements regarding the Company’s strategy, future operations, timing and completion of clinical trials, prospects and plans and objectives of management. The words “anticipates”, “believes”, “budgets”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “might”, “plans”, “projects”, “schedule”, “should”, “will”, “would” and similar expressions are often intended to identify forward-looking statements, which include underlying assumptions, although not all forward-looking statements contain these identifying words. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other things contemplated by the forward-looking statements will not occur. We caution readers not to place undue reliance on these statements as a number of important factors could cause our actual results to differ materially from the beliefs, outlooks, plans, objectives, expectations, anticipations, estimates and intentions expressed in such forward-looking statements.
Although our management believes that the expectations represented by such forward-looking statements are reasonable, there is significant risk that the forward-looking statements may not be achieved, and the underlying assumptions thereto will not prove to be accurate. Forward-looking statements in this news release include, but are not limited to, statements about: AnorMED’s expectation that it will receive a U.S.$3 million milestone payment from Shire Pharmaceuticals Group, plc based on the recent licensing approval received in Germany by Shire to sell FOSRENOL as a treatment for high phosphate levels in the blood; AnorMED’s expectation that it is eligible to receive a further U.S.$3 million milestone payment from Shire upon the first approval in one of four additional specified E.U. countries and a U.S.$6 million payment upon regulatory approval in Japan; AnorMED’s expected release, in the first half of 2007, of top-line data and successful results from two pivotal Phase III studies for the use of MOZOBIL in cancer patients undergoing stem cell transplantation; AnorMED’s plans to file a NDA for marketing approval with the U.S. FDA in the second half of 2007, and with Canadian and European regulators in 2008; AnorMED’s expectation that in the next few months it will initiate clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients; AnorMED’s expectation that it can clinically develop its second product, AMD070, now in Phase I/II clinical trials in HIV patients; AnorMED’s expectation that it will present additional data relating to MOZOBIL at the ASH meeting to be held in Orlando, Florida from December 9 to 13, 2006; and AnorMED’s expectation that it will present updated clinical data on the development of AMD070 in HIV patients at the CROI meeting to be held in Los Angeles, California in February 2007.
With respect to the forward-looking statements contained in this news release, the Company has made numerous assumptions regarding, among other things: AnorMED’s ability to collect the U.S.$3 million milestone payment from Shire pursuant to the terms of the March 2004 agreement; AnorMED’s ability to receive further milestone payments from Shire upon approvals for FOSRENOL in one of four additional specified E.U. countries and Japan; AnorMED’s ability to release, in the first half of 2007, top-line data from its two pivotal Phase III studies for the use of MOZOBIL in cancer patients undergoing stem cell transplantation; AnorMED’s ability to file a NDA for marketing approval with the U.S. FDA in the second half of 2007, and with Canadian and European regulators in 2008; AnorMED’s ability to initiate its clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients in the next few months; AnorMED’s ability to clinically develop its second product, AMD070, now in Phase I/II clinical trials in HIV patients; AnorMED’s ability to present additional data relating to MOZOBIL in December 2006; and AnorMED’s ability to present updated data on the development of AMD070 in HIV patients in February 2007. The foregoing list of assumptions is not exhaustive.

Actual results or events could differ materially from the plans, intentions and expectations expressed or implied in any forward looking statements, including the underlying assumptions thereto, as a result of numerous risks, uncertainties and other factors including: AnorMED may not be able to collect the U.S.$3 million milestone payment from Shire pursuant to the terms of the March 2004 agreement; FOSRENOL may not be approved in one of the four specified E.U. countries and Japan, and AnorMED may not be eligible to receive further milestone payments from Shire for FOSRENOL; AnorMED may not have the ability to release, in the first half of 2007, top-line data from its two pivotal Phase III studies for the use of MOZOBIL in cancer patients undergoing stem cell transplantation; AnorMED may not have the ability to file a NDA for marketing approval with the U.S. FDA in the second half of 2007, and with Canadian and European regulators in 2008; AnorMED may not have the ability to initiate its clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients in the next few months; AnorMED may not have the ability to clinically develop its second product, AMD070, now in Phase I/II clinical trials in HIV patients; AnorMED may not have the ability to present additional data relating to MOZOBIL in December 2006; AnorMED may not have the ability to present updated data on the development of AMD070 in HIV patients in February 2007; AnorMED may not be able to develop and obtain regulatory approval for MOZOBIL in stem cell transplant indications and any future product candidates in its targeted indications; AnorMED may not be able to establish marketing and sales capabilities for launching MOZOBIL in stem cell transplant indications; the costs of any future products in AnorMED’s targeted indications may be greater than anticipated; AnorMED relies on third parties for the continued supply and manufacture of MOZOBIL; AnorMED may face unknown risks related to intellectual property matters; AnorMED may face competition from other pharmaceutical or biotechnology companies; and further equity financing may substantially dilute the interests of our shareholders.
Although we have attempted to identify the forward-looking statements, the underlying assumptions, and the risks, uncertainties and other factors that could cause actual results or events to differ materially from those expressed or implied in the forward-looking statements, there may be other factors that cause actual results or events to differ from those expressed or implied in the forward-looking statements. We undertake no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise, after the date hereof, except as may be required by law.
For further information: Company Contact: Kenneth Galbraith, Chairman and Interim CEO, Tel: 604-889-5320 or
Kim Nelson, Ph.D., Manager, Investor Relations, Tel: 604-532-4654, Cell: 604-614-2886, Email: knelson@anormed.com
Media Contact: Karen Cook, James Hoggan & Associates, Tel: 604-739-7500, Email: kcook@hoggan.com